Exhibit 99.2

FOR IMMEDIATE RELEASE

WHEELER REAL ESTATE INVESTMENT TRUST, INC. APPOINTS
STEWART J. BROWN TO ITS BOARD OF DIRECTORS

Virginia Beach, VA – August 6, 2015 – Wheeler Real Estate Investment Trust, Inc. (NASDAQ:WHLR) (“Wheeler” or the “Company”), a company specializing in owning, acquiring, financing, developing, renovating, leasing and managing income producing assets, such as community centers, neighborhood centers, strip centers and free-standing retail properties, today announced that it has appointed Stewart J. Brown to the Company’s Board of Directors effective August 5, 2015. Mr. Brown will also serve on Wheeler’s Board of Directors’ Compensation and Investment Committees as well as the Nominating and Corporate Governance Committee where he will serve as Chair. Mr. Brown has over 45 years of financial and organizational management experience in executive management positions within the real estate, banking, and finance industries. Mr. Brown will replace Christopher Ettel, who resigned from his position with the Company due to time constraints related to his work with his own company. Wheeler’s Board will remain at eight members with five of those members being independent.

Presently, Mr. Brown is a Principal with Dunkirk Partners, where he performs management consulting and executive coaching services. In addition, Mr. Brown serves as Chairman of the Credit/Risk Committee for Community and Southern Bank and is a member of the board’s Joint Audit Committee. Mr. Brown has also served as the past Chairman of the Board of Lodgian, Inc. of Atlanta and Opportunity Bank of Dallas.

Mr. Brown also served for over 32 years as an officer in the US Army in a variety of assignments. Mr. Brown received his Bachelor’s degree in Political Science and Economics from UC Santa Barbara and has an MBA from NYU’s Leonard N. Stern’s School of Business.

Jon S. Wheeler, Chairman and CEO, stated, “We are pleased to welcome Stewart to the Company’s Board of Directors. Stewart has a strong record of success. We believe his background in strategic planning and consulting will lend itself well to the Company’s Board and his leadership and organizational skills will make a valuable contribution to our team.”

Mr. Wheeler continued, “We sincerely thank Chris for his contributions during his time with the Company. He has served on the Company’s Board since our IPO and we wish him the very best in his future endeavors.”

About Wheeler Real Estate Investment Trust Inc.
Headquartered in Virginia Beach, VA, Wheeler Real Estate Investment Trust, Inc. is a fully-integrated, self-managed commercial real estate investment company focused on acquiring and managing income-producing retail properties with a primary focus on grocery-anchored centers. Wheeler’s portfolio contains well-located, potentially dominant retail properties in secondary and tertiary markets that generate attractive risk-adjusted returns, with a particular emphasis on grocery-anchored retail centers.

Additional information about Wheeler Real Estate Investment Trust, Inc. can be found at the Company’s corporate website: www.whlr.us.

Contact

AT THE COMPANY: -OR-	INVESTOR RELATIONS:

Wheeler Real Estate Investment Trust, Inc.	The Equity Group Inc.

Robin Hanisch	Terry Downs

Corporate Secretary	Associate

(757) 627-9088	(212) 836-9615

robin@whlr.us	tdowns@equityny.com

Laura Nguyen	Adam Prior

Director of Capital Markets	Senior Vice-President

(757) 627-9088	(212) 836-9606

lnguyen@whlr.us	aprior@equityny.com